Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO REPORTS STRONG FISCAL 2009 SECOND-QUARTER RESULTS

Highlights:

•	Quarterly net revenue increased 3.1% over the prior year to $121.0 million; year-to-date net revenue increased 4.6% over the prior year to $245.4 million

•	Quarterly net income increased 42.0% to $1.1 million, or $0.04 diluted earnings per share (EPS), over prior year; year-to-date net income increased 58.2% to $1.8 million, or $0.07 diluted EPS

•

Quarterly earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations increased 11.2% over the prior year to $14.7 million; year-to-date EBITDA from continuing operations increased 15.4% over the prior year to $29.1 million

•	Days Sales Outstanding (DSO) improved seven days to 57 days from 64 days in prior year

•	Average Patient Charge (APC) increased $11 per transport to $363 from $352 in prior year

SCOTTSDALE, Ariz. (Feb. 9, 2009) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced results today for its fiscal 2009 second quarter ended December 31, 2008, highlighting continued growth in revenue and EBITDA, as well as further improvements in key operating metrics.

“We reduced uncompensated care and increased ambulance service collections in the second quarter, resulting in improvement in several key areas, including APC and DSO,” said Jack Brucker, President and Chief Executive Officer. “Further, against the backdrop of a challenging economy, we grew revenue and generated strong cash flows, with $19.3 million in net cash from operating activities for the first two fiscal quarters.

“We are very pleased by this progress and believe it reflects our commitment to growing the business while maintaining our focus on service quality, operational efficiencies, and billing and collections excellence,” Mr. Brucker added.

Results of Operations for the Second Fiscal Quarter Ended December 31, 2008

Consolidated net revenue for the second quarter ended December 31, 2008 increased 3.1 percent, or $3.7 million, to $121.0 million from $117.3 million for the same period in fiscal 2008. Net ambulance revenue increased 3.8 percent, or $3.7 million, to $102.3 million from $98.6 million for the same prior-year period. Other services revenue, which includes fire protection services, was $18.6 million compared to $18.7 million for the same prior-year period. Consolidated quarterly net revenue growth was driven by an increase in same-service-area ambulance revenue related to improvements in net APC, revenue derived from new emergency and non-emergency ambulance contracts, and a Tennessee Medicare claims reserve adjustment recorded in the prior year.

Payroll and employee benefits expense for the second quarter was $75.7 million, or 62.6 percent of net revenue, compared to $73.7 million, or 62.9 percent of net revenue, in the same prior-year period. The dollar increase was driven in part by increases in employee health insurance expenses and year-over-year net changes in workers compensation claims actuarial adjustments. These increases were partly offset by decreases in ambulance unit hours and current-year workers’ compensation claims estimates.

Other operating expenses for the second quarter decreased to $27.9 million, or 23.1 percent of net revenue, from $29.2 million, or 24.9 percent of net revenue, in the second quarter of fiscal 2008. The decrease was primarily related to year-over-year reductions in fuel expenses, vehicle maintenance and professional fees.

General and auto liability expense for the second fiscal quarter was $2.4 million compared to $2.1 million for the same prior-year period. The difference was related to net changes in actuarial adjustments from year to year, offset by decreases in current-year claims estimates.

Net income for the second quarter was $1.1 million, or diluted EPS of $0.04, compared to net income of $0.8 million, or diluted EPS of $0.03, for the same prior-year period.

EBITDA from continuing operations for the second quarter increased 11.2 percent to $14.7 million from $13.2 million in the same prior-year period.

EBITDA from continuing operations is a key indicator used by management to evaluate operating performance. While EBITDA from continuing operations is not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to income/(loss) from continuing operations and discontinued operations for the three months ended December 31, 2008 and 2007 is included with this press release and the related current report on Form 8-K.

Results of Operations for the Six Months Ended December 31, 2008

Consolidated net revenue for the six months ended December 31, 2008 increased 4.6 percent, or $10.8 million, to $245.4 million from $234.6 million for the same period in fiscal 2008. Net ambulance revenue increased 4.8 percent, or $9.6 million, to $207.7 million from $198.1 million for the same prior-year period. Other services revenue, which includes fire protection services, increased 3.2 percent, or $1.1 million, to $37.7 million from $36.6 million for the same prior-year period. Consolidated year-to-date net revenue growth was driven primarily by an increase in same-service-area ambulance revenue related to improvements in net APC, as well as revenue derived from new emergency and non-emergency ambulance contracts.

Payroll and employee benefits expense for the six-month period ended December 31, 2008 was $152.2 million, or 62.0 percent of net revenue, compared to $147.9 million, or 63.0 percent of net revenue, in the same prior-year period. The dollar increase was driven in part by cost-of-living wage adjustments and year-over-year net changes in workers compensation actuarial adjustments. These expenses were offset in part by decreases in current-year workers’ compensation claims estimates and pension plan expenses.

Other operating expenses for the first six months of fiscal 2009 were $57.7 million, or 23.5 percent of net revenue, compared to $56.1 million, or 23.9 percent of net revenue, in the same period of fiscal 2008. The difference included year-over-year increases in fuel expense, an increase to the Ohio Medicare reserve contingency, and higher property rental expense. These expenses were partly offset by reductions in professional fees and vehicle maintenance costs.

General and auto liability expense of $5.9 million for the first six months of fiscal 2009 was not significantly different from such expense for the first six months of fiscal 2008.

Net income for the six-month period ended December 31, 2008 was $1.8 million, or diluted EPS of $0.07, compared to net income of $1.2 million, or diluted EPS of $0.05 for the same prior-year period.

EBITDA from continuing operations for the six-month period increased 15.4 percent to $29.1 million from $25.3 million for the same prior-year period.

Electronic Patient Care Record (ePCR) System Update

During the second quarter, ePCR system implementation continued in key 911 markets, including Orlando, Florida, and Rochester, New York. These locations are expected to be fully integrated by the close of the fiscal third quarter on March 31, 2009, with four additional markets scheduled for completion in fiscal 2009.

The Company’s largest ePCR implementation to date was completed in Buffalo, New York, in July 2008. With just six months of data, the Buffalo market has improved days to bill (measured from date of service to date of invoice) by approximately 50 percent, as electronic reporting replaces paper and contributes to overall billing efficiencies.

Additionally, service level mix shifted by 5 percent to a higher number of Advanced Life Support transports as a percentage of total transports billed. Ambulance rates vary by patient condition and level of care required during transport, ranging from Basic Life Support to higher rate Advanced Life Support services. ePCR technology prompts medical personnel for applicable services performed, medications administered and supplies rendered based on regulated pre-hospital medical protocols, which assists in creating improved documentation records amid the urgency of on-scene patient care activities.

“We monitor nearly a dozen measures of system efficiencies, documentation quality, collection outcomes and hardware durability and are optimistic about the positive impact we have experienced in the Buffalo market,” Mr. Brucker said. “We are encouraged by these early indicators and the significant opportunities and efficiencies we anticipate the system will bring to our operations.”

Second-Quarter Operating Statistics

Second-quarter operating statistics trended as follows when compared to the same prior-year period:

•

Medical transports decreased by 2,149 transports, or 0.8 percent, with the variance due primarily to the discontinuation of two emergency ambulance contracts in Orange County, Florida, and Tempe, Arizona, as well as a non-emergency contract in Ohio. New contract transports increased by 2,940 related to contracts in the Tennessee, Washington and Colorado markets.

•

Average patient charge (APC) increased to $363 per transport from $352 per transport for the same period of the prior year. Of the $11 increase, more than 60 percent was due to continuing improvement in collections, with the balance attributable to rate increases.

•	Days sales outstanding (DSO) improved by seven days, a factor of continued billing and collections efficiencies and reductions in uncompensated care as a percentage of gross revenue.

The following table provides results for medical transports, APC, and DSO during each of the five most recent quarters:

	Q2 ‘08 (12/31/07)	Q3 ‘08 (3/31/08)	Q4 ‘08 (6/30/08)	Q1 ‘09 (9/30/08)	Q2 ‘09 (12/31/08)
Medical Transports (1)	265,369	282,737	269,899	271,407	263,220
Average Patient Charge (APC) (2)	$352	$350	$368	$361	$363
Days Sales Outstanding (DSO) (3)	64	62	60	59	57

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.

(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Fiscal 2009 Financial Guidance Confirmed

The Company confirmed its guidance for the fiscal year ending June 30, 2009, expecting EBITDA from continuing operations to be in the range of $54.0 million to $58.0 million and capital expenditures to be in the range of $15.0 million to $18.0 million.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/9 a.m. Mountain/11 a.m. Eastern. To access the conference call, dial 877-857-6150 (domestic) or 719-325-4843 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) February 11, 2009. To access the replay, dial 888-203-1112. From international locations, dial 719-457-0820. The required pass code is 1472715. An archived webcast will be available following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company's views about its future financial condition, performance and other matters that constitute "forward-looking" statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as "anticipate," “expect”, “plan”, “intend”, may”, "should”, “will likely result” "continue", “estimate”, “project”, or similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, future operating results and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	December 31, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$19,592	$15,907
Accounts receivable, net	70,330	76,131
Inventories	8,410	8,456
Deferred income taxes	25,832	22,263
Prepaid expenses and other	18,092	18,946

Total current assets	142,256	141,703
Property and equipment, net	48,513	46,938
Goodwill	37,700	37,700
Deferred income taxes	45,064	50,773
Insurance deposits	802	989
Other assets	14,772	16,108

Total assets	$289,107	$294,211

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,600	$16,147
Accrued liabilities	54,255	55,139
Deferred revenue	21,460	21,901
Current portion of long-term debt	456	374

Total current liabilities	89,771	93,561
Long-term debt, net of current portion	277,024	279,017
Other long-term liabilities	27,742	29,536

Total liabilities	394,537	402,114

Minority interest	2,458	1,966

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,842,726 and
24,822,726 shares issued and outstanding at December 31, 2008 and June 30, 2008, respectively	248	248
Additional paid-in capital	155,037	154,918
Treasury stock, 96,246 shares at both December 31, 2008 and June 30, 2008	(1,239)	(1,239)
Accumulated other comprehensive loss	(420)	(439)
Accumulated deficit	(261,514)	(263,357)

Total stockholders’ deficit	(107,888)	(109,869)

Total liabilities, minority interest and stockholders’ deficit	$289,107	$294,211

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Net revenue	$120,970	$117,286	$245,396	$234,637

Operating expenses:
Payroll and employee benefits	75,723	73,736	152,156	147,864
Depreciation and amortization	3,787	3,131	7,181	6,182
Other operating expenses	27,949	29,231	57,713	56,121
General/auto liability insurance expense	2,413	2,120	5,883	5,920
Loss on sale of assets	(50)	(1,299)	(246)	(1,296)

Total operating expenses	109,822	106,919	222,687	214,791

Operating income	11,148	10,367	22,709	19,846
Interest expense	(7,763)	(8,010)	(15,576)	(15,760)
Interest income	33	92	148	234

Income from continuing operations before income taxes and minority interest	3,418	2,449	7,281	4,320
Income tax provision	(1,965)	(1,443)	(4,204)	(2,409)
Minority interest	(215)	(259)	(742)	(764)

Income from continuing operations	1,238	747	2,335	1,147
Income (loss) from discontinued operations, net of income taxes	(167)	7	(492)	18

Net income	$1,071	$754	$1,843	$1,165

Income (loss) per share:
Basic -
Income from continuing operations	$0.05	$0.03	$0.09	$0.05
Income (loss) from discontinued operations	(0.01)	0.00	(0.02)	0.00

Net income	$0.04	$0.03	$0.07	$0.05

Diluted -
Income from continuing operations	$0.05	$0.03	$0.09	$0.05
Income (loss) from discontinued operations	(0.01)	0.00	(0.02)	0.00

Net income	$0.04	$0.03	$0.07	$0.05

Average number of common shares outstanding - Basic	24,826	24,764	24,824	24,751

Average number of common shares outstanding - Diluted	24,910	24,950	24,913	24,969

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$1,843	$1,165
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	7,181	6,343
Non-cash adjustments to insurance claims reserves	(1,453)	(4,466)
Accretion of 12.75% Senior Discount Notes	4,830	4,268
Deferred income taxes	2,128	1,205
Tax benefit from the exercise of stock options	—	(75)
Amortization of deferred financing costs	1,089	1,021
Loss on disposal of property and equipment	52	286
Earnings of minority shareholder	742	764
Stock based compensation expense	117	—
Change in assets and liabilities -
Accounts receivable	5,801	(7,841)
Inventories	46	(145)
Prepaid expenses and other	2,014	2,015
Insurance deposits	187	(264)
Other assets	152	1,462
Accounts payable	(2,591)	2,636
Accrued liabilities	(1,686)	2,534
Deferred revenue	(441)	(1,655)
Other liabilities	(680)	563

Net cash provided by operating activities	19,331	9,816

Cash flows from investing activities:
Purchases of short-term investments	—	(5,000)
Sales of short-term investments	—	5,000
Capital expenditures	(8,191)	(7,525)
Proceeds from the sale of property and equipment	—	5

Net cash used in investing activities	(8,191)	(7,520)

Cash flows from financing activities:
Repayment of debt	(7,207)	(6,319)
Issuance of debt	—	1,300
Cash paid for debt issuance costs	—	(850)
Tax benefit from the exercise of stock options	—	75
Issuance of common stock	2	58
Distributions to minority shareholders	(250)	(500)

Net cash used in financing activities	(7,455)	(6,236)

Increase (decrease) in cash and cash equivalents	3,685	(3,940)
Cash and cash equivalents, beginning of period	15,907	6,181

Cash and cash equivalents, end of period	$19,592	$2,241

Supplemental disclosure of non-cash operating activities:
Increase in current assets and accrued liabilities for general liability insurance claim	$1,160	$—

Increase in accumulated deficit, other liabilities and decrease in deferred taxes upon adoption of FIN 48	$—	$12,826

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,402	$55

Note payable incurred for software licenses	$—	$354

Debt issuance costs funded by liabilities	$—	$7

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Income from continuing operations	$1,238	$747	$2,335	$1,147
Add (deduct)
Depreciation and amortization	3,787	3,131	7,181	6,182
Interest expense	7,763	8,010	15,576	15,760
Interest income	(33)	(92)	(148)	(234)
Income tax provision	1,965	1,443	4,204	2,409

EBITDA from continuing operations	14,720	13,239	29,148	25,264

Income from discontinued operations	(167)	7	(492)	18
Add (deduct)
Depreciation and amortization	(2)	72	—	162
Income tax provision	(78)	5	(379)	14

EBITDA from discontinued operations	(247)	84	(871)	194

Total EBITDA	$14,473	$13,323	$28,277	$25,458